UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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CANO HEALTH, INC.
(Name of Registrant as Specified In Its Charter)

ITC RUMBA, LLC EGGE, LLC EG ADVISORS, LLC JAWS EQUITY OWNER 146, LLC ELLIOT COOPERSTONE LEWIS GOLD BARRY S. STERNLICHT
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Elliot Cooperstone, Lewis Gold and Barry S. Sternlicht, together with the other participants named herein (collectively, the “Former Directors Group”), had filed a definitive proxy statement and accompanying GREEN proxy card with the Securities and Exchange Commission (“SEC”) which were used to solicit votes to WITHHOLD with respect to the election of certain directors, Dr. Alan Muney and Ms. Kim M. Rivera, of Cano Health, Inc., a Delaware corporation (the “Company”), at the Company’s 2023 annual meeting of stockholders (the “Annual Meeting”).

On June 20, 2023, the Former Directors Group issued the following press release:

Concerned Shareholders of Cano Health Address Company’s Offensive Friday Afternoon “News Dump” Regarding its Leadership Transition

Welcomes Long-Overdue Resignation of CEO Dr. Marlow Hernandez and Appointment of Mark Kent as Cano’s Interim CEO

Contends a Board Reconstitution Overseen by Credible, Trustworthy Independent Directors Is Required to Put Cano on the Right Path Toward Significant Value Creation

Disappointed by the Board’s Refusal to Accept Stockholders’ Clear Mandate for Change Delivered at the 2023 Annual Meeting with More than 82% of Votes Cast WITHHOLDING Support for the Directors up for Re-Election

Urges the Board to Engage Constructively Regarding the Immediate Appointment of Independent Candidates Guy P. Sansone and Joseph Berardo, Jr. as Directors, Who Possess Significant and Credible Healthcare Services Experience

NEW YORK & MIAMI—(BUSINESS WIRE)—Elliot Cooperstone, Lewis Gold and Barry Sternlicht (collectively with certain of their affiliates, the “Group” or “we”), who recently resigned as members of the Board of Directors (the “Board”) of Cano Health, Inc. (“Cano” or the “Company”) (NYSE: CANO) and collectively represent the largest single stockholder of the Company, today issued the below response to the Company’s Friday post-market announcement:

“While we are pleased our campaign for leadership change at Cano brought about the long-overdue resignation of Dr. Marlow Hernandez as CEO, it is only the first step towards unlocking significant value for all stakeholders. We have viewed Mark Kent, who is a high-integrity leader with relevant healthcare experience, as an ideal replacement for Dr. Hernandez since he joined the Company earlier this year. But Mr. Kent and his management team need a credible, confidence-inspiring Board behind them to initiate a lasting turnaround at Cano. The current Board, half of which is composed of two WITHHOLD directors and the beleaguered ex-CEO, is simply not equipped to effectively oversee Cano at this critical juncture.

Here are just some of the ways in which the current Board’s recent actions fly in the face of appropriate corporate governance and proper oversight:

1.	Astonishingly, the Board believes it is appropriate for Dr. Marlow Hernandez to continue serving as a director, despite the fact that this is not permitted under his employment agreement, and despite his history of insider dealings and fiduciary delinquency. Dr. Hernandez’s employment agreement plainly states that ‘the Executive shall be deemed to have resigned from all officer and board member positions that the Executive holds with the Company or any of its respective subsidiaries and affiliates upon the termination of the Executive’s employment for any reason.’ In light of his history of alarming insider dealings, egregious capital allocation and strategic lapses, and massive value destruction, Dr. Hernandez should not, under any circumstances, be receiving any concessions or special treatment from Cano, and we will be closely investigating the Board’s handling of his ‘resignation.’ We would go so far as to contend that his apparent misconduct and self-dealing should disqualify him from serving as a fiduciary anywhere in Corporate America. We urge the Board to reconsider its apparent side agreement allowing Dr. Hernandez to continue serving as a director in direct contravention of his own employment agreement.

2.	The Board continues to ignore the unambiguous message sent by stockholders at the 2023 Annual Meeting of Stockholders, whereat more than 82% of the votes cast WITHHELD support for the directors up for re-election. It is unconscionable that directors who have been publicly and privately admonished by a critical mass of Cano stockholders continue to cling to their roles. Angel Morales, Dr. Alan Muney, Kim Rivera and Solomon Trujillo – Dr. Hernandez’s enablers for far too long – must resign immediately without seeking any concessions or conditions from Cano before they can inflict more harm on stockholders. It is time the Company finally heed investor feedback.

3.	The Board’s so-called independent members remain insufficiently aligned with the stockholders who actually own the vast majority of Cano. It is an insult to Cano’s stockholders that these directors want to continue protecting Dr. Hernandez and clinging to their roles without buying meaningful stock on the open market.

4.	The Board expects stockholders, who have seen approximately 90% of their value destroyed, to entrust it to pick a new permanent CEO and new directors. To add insult to injury, the Board has not expressed any sincere interest in collaborating with our Group – a 35% stockholder – to bring credibility to a wholesale overhaul of leadership. In fact, it rejected our Group’s two highly qualified director candidates and a proposal to collaborate on a credible refresh of the Board. We are left to question whether Dr. Hernandez and his boardroom allies are continuing to box us out because they are hiding something nefarious. If not, we urge the Board to immediately align with us on a path forward that includes the addition of our candidates – Guy Sansone and Joe Berardo, Jr. – and other essential changes to leadership and strategy.

While it is clear that our legal action and public campaign were catalysts for Dr. Hernandez finally being replaced by a qualified leader, the Board evidently remains in denial about what else needs to be done. Hopefully it realizes Friday afternoon’s post-market reaction – with Cano’s shares trading up roughly 25% – is evidence of stockholders’ disdain for the status quo, rather than applause for a long-overdue move. In the meantime, we will continue to use all available channels to hold Cano’s insiders accountable to stockholders.”

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Contacts

Investors:

HKL & Co., LLC

Peter Harkins, Jr. / Jordan Kovler

Toll-Free: (800) 326-5997

CANO@hklco.com

Media:

Longacre Square Partners

Greg Marose / Charlotte Kiaie, (646) 277-8813

gmarose@longacresquare.com / ckiaie@longacresquare.com